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                                                                   EXHIBIT 10.13


                 SUMMARY OF @HOME 1998 EXECUTIVE INCENTIVE PLAN


        In 1998, we adopted an executive incentive plan designed to align our executive team around a set of three general goals: revenue performance (40% weight), profit/loss performance (40% weight) and customer satisfaction performance (20% weight). The revenue performance and profit/loss performance measures will be deemed met if we attain 90% of set targets for these measures. Under this plan, each eligible executive may receive an award of up to 25% of his or her annual salary. Currently, 15 executives are eligible to participate in this plan, and we estimate that if we meet our performance measures we will award an aggregate of $760,000 in 1999 under this plan.